Exhibit 99.1

GRAF INDUSTRIAL CORP.

PRO FORMA BALANCE SHEET

	Actual As of October 18, 2018	Pro Forma Adjustments (Unaudited)		As Adjusted (Unaudited)
ASSETS

Current assets
Cash	$1,993,646			$1,993,646
Prepaid expenses	115,000			115,000

Total current assets	2,108,646			2,108,646

Cash held in Trust Account		375,302	(a)
		(375,302	)(b)
	225,000,000	18,765,120	(c)	243,765,120

Total assets	$227,108,646	$18,765,120		$245,873,766

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	592,405			592,405

Warrant Liabilities	17,301,228	1,283,694	(f)	18,584,922
Total liabilities	17,893,633			19,177,327

Commitments
Common Stock subject to possible redemption; 20,421,501 and 22,169,643 shares (at redemption value of approximately $10.00 per share), actual and as adjusted	204,215,012	17,481,420	(e)	221,696,432

Stockholders’ equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—			—
Common Stock, $0.0001 par value; 400,000,000 shares authorized; 8,547,249 and 8,300,997 shares issued and outstanding (excluding 20,421,501 and 22,169,643 shares subject to possible redemption), actual and as adjusted	855	(37	)(d)	831
		188	(c)
		(175	)(e)

Additional paid-in capital	5,008,432	37	(d)	5,008,462
		18,764,932	(c)
		(17,481,245	)(e)
		(1,283,694	)(f)
Accumulated deficit	(9,286)	—		(9,286)

Total stockholders’ equity	5,000,001			5,000,007

Total liabilities and stockholders’ equity	$227,108,646	$18,765,120		$245,873,766

GRAF INDUSTRIAL CORP.

NOTE TO PRO FORMA BALANCE SHEET

(Unaudited)

NOTE 1 - CLOSING OF PARTIAL EXERCISE OF OVERALLOTMENT OPTION, ADDITIONAL PRIVATE PLACEMENT AND FORFEITED SHARES

The accompanying unaudited Pro Forma Balance Sheet presents the Balance Sheet of the Company as of October 18, 2018, adjusted for the closing of the underwriters’ partial exercise of their overallotment option and related transactions which occurred on October 25, 2018 as described below.

On October 25, 2018, the Company consummated the closing of the sale of 1,876,512 additional Units upon receiving notice of the underwriters’ election to partially exercise their overallotment option (“Overallotment Units”), generating additional gross proceeds of $18,765,120 and incurred additional offering costs of $375,302 in underwriting fees. Simultaneously with the exercise of the overallotment, the Company consummated the Private Placement of an additional 750,605 Private Placement Warrants to the Sponsor, generating gross proceeds of $375,302. Pro forma adjustments to reflect the exercise of the underwriters’ overallotment option are as follows:

	Pro Forma Entries	Debit	Credit

(a)	Cash held in Trust	$375,302
	Additional paid-in capital		$375,302
	To record sale of 750,605 Private Placement Warrants at $0.50 per warrant

(b)	Additional paid-in capital	$375,302
	Cash		$375,302
	To record payment of 2% of cash underwriting fee on overallotment option

(c)	Cash held in Trust Account	$18,765,120
	Common Stock		$188
	Additional paid-in capital		$18,764,932
	To record sale of 1,876,512 Overallotment Units at $10.00 per Unit

(d)	Common Stock	$37
	Additional paid-in capital		$37
	To record forfeiture of 374,622 shares of Common Stock as a result of partial exercise of the overallotment option

(e)	Common Stock	$175
	Additional paid-in capital	$17,481,245
	Common stock subject to possible redemption		$17,481,420
	To reclassify Common Stock out of permanent equity into mezzanine redeemable stock

(f)	Additional paid-in capital	$1,283,694
	Warrant liability		$1,283,694
	To reclassify warrants issued in connection with IPO and Private Placement to liability